                                                                  EXHIBIT 12.01



                         SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS, EXCEPT RATIO)



                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                      ------------------------
                                                                      1997                1996

Earnings before income taxes                                        $  399              $  366
                                                                    ------              ------

Interest expense                                                       444                 350

Portion of rentals deemed
  to be interest                                                        14                  15
                                                                    ------              ------

  Total fixed charges                                                  458                 365
                                                                    ------              ------

Earnings before income taxes and
  fixed charges                                                     $  857              $  731
                                                                    ======              ======

Ratio of earnings to fixed charges                                    1.87                2.00
                                                                    ======              ======
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